Exhibit 3.2

CERTIFICATE OF AMENDMENT

TOTHE

CERTIFICATE OF INCORPORATION

OF

ROTH CH ACQUISITION V CO.

I, Byron Roth, being the Chief Executive Officer of Roth CH Acquisition V Co., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows::

FIRST:         The name of the Corporation is Roth CH Acquisition V Co.

SECOND:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 5, 2020 (the "Certificate of Incorporation").

THIRD:        The Certificate oflncorporation is hereby amended by striking Article FIFTH thereof in its entirety and substituting in lieu thereof a new Article FIFTH, which shall read in its entirety as follows:

"FIFTH: The total number of shares which the Corporation shall have authority to issue is ten million (10,000,000) shares of common stock, $0.0001 par value."

FOURTH:    This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by unanimous written consent of the Board of Directors of the Corporation and a vote of the sole holder of the issued and outstanding shares of common stock of the Corporation at a meeting duly held in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 10th day of November 2020.

/s/ Byron Roth
Name: Byron Roth
Title: Chief Executive Officer